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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)



                     Data Processing Resources Corporation
                   -----------------------------------------
                               (Name of Issuer)




                           COMMON STOCK, no par value
                   -----------------------------------------
                        (Title of Class of Securities)




                                  237823 10 9
                   -----------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement        [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               PAGE 1 OF 12 PAGES

                                   SCHEDULE 13G

CUSIP NO. 237823 10 9                                        PAGE 2 OF 12 PAGES

-------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       RLH DPRC Partners, L.P.
-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [x]
                                                                      (b)   [ ]

-------------------------------------------------------------------------------
 3     SEC USE ONLY


-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
  NUMBER OF            6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                -0-
  OWNED BY             --------------------------------------------------------
    EACH               7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    -0-
    WITH               --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
                       --------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       -0-
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               PAGE 2 OF 12 PAGES

                                   SCHEDULE 13G

CUSIP NO. 237823 10 9                                        PAGE 3 OF 12 PAGES

-------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Riordan, Lewis & Haden
-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [x]
                                                                      (b)   [ ]

-------------------------------------------------------------------------------
 3     SEC USE ONLY


-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             -0-
                       --------------------------------------------------------
  NUMBER OF            6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                -0-
  OWNED BY             --------------------------------------------------------
    EACH               7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    -0-
    WITH               --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
                       --------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       -0-
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       -0-
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               PAGE 3 OF 12 PAGES

                                   SCHEDULE 13G

CUSIP NO. 237823 10 9                                        PAGE 4 OF 12 PAGES

-------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       J. Christopher Lewis
-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [x]
                                                                      (b)   [ ]

-------------------------------------------------------------------------------
 3     SEC USE ONLY


-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             1,173,147*
                       --------------------------------------------------------
  NUMBER OF            6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                -0-
  OWNED BY             --------------------------------------------------------
    EACH               7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    1,173,147*
    WITH               --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
                       --------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,173,147*
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       10.6%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Includes 1,069,441 shares held in trust as trustee for the RB Trust. Mr. Lewis disclaims beneficial ownership of these shares.

                               PAGE 4 OF 12 PAGES

                                   SCHEDULE 13G

CUSIP NO. 237823 10 9                                        PAGE 5 OF 12 PAGES

-------------------------------------------------------------------------------
 1     NAMES OF REPORTING PERSONS
       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

       Patrick C. Haden
-------------------------------------------------------------------------------
 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a)   [x]
                                                                      (b)   [ ]

-------------------------------------------------------------------------------
 3     SEC USE ONLY


-------------------------------------------------------------------------------
 4     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
-------------------------------------------------------------------------------
                       5     SOLE VOTING POWER

                             80,000
                       --------------------------------------------------------
  NUMBER OF            6     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                -0-
  OWNED BY             --------------------------------------------------------
    EACH               7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON                    80,000
    WITH               --------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-
                       --------------------------------------------------------
 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       80,000
-------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
       SHARES*                                                              [ ]

-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0.07%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

       IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               PAGE 5 OF 12 PAGES

ITEM 1.

     (a)  NAME OF ISSUER

          Data Processing Resources Corporation

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          4400 MacArthur Boulevard, Suite 610
          Newport Beach, California 92660

ITEM 2.

     (a)  NAME OF PERSON FILING

          The persons filing this Schedule 13G are RLH DPRC Partners, L.P., Riordan, Lewis & Haden, J. Christopher Lewis and Patrick C. Haden (collectively, the "Filing Persons").

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          4400 MacArthur Boulevard, Suite 610
          Newport Beach, California 92660

     (c)  CITIZENSHIP

          The responses of the Filing Persons to Item 4 of the cover pages to this Schedule 13G that relate to the citizenships or places of organization of such persons are herein incorporated by reference.

     (d)  TITLE OF CLASS OF SECURITIES

          This filing is made in regard to Common Stock, no par value per share, of Data Processing Resources Corporation (the "Common Stock").

     (e)  CUSIP NUMBER

          237823 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), or 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or Dealer registered under Section 15 of the Act,

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

     (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,

     (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

     (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940,


                               PAGE 6 OF 12 PAGES

     (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

     (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

     (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


ITEM 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED:

          The number of shares of Common Stock beneficially owned by Mr. Lewis as of December 31, 1997 is 1,173,147.*

     (b)  PERCENT OF CLASS:

          At December 31, 1997 the percentage of Common Stock beneficially owned by Mr. Lewis is 10.6%.

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: Mr. Lewis has sole power to vote or to direct the vote of 1,173,147 shares of Common Stock.*

          (ii)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  -0-

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF: Mr. Lewis has sole power to vote or to direct the vote of 1,173,147 shares of Common Stock.*

          (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  -0-

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     RLH DPRC Partners, L.P., Riordan, Lewis & Haden and Patrick C. Haden have ceased to beneficially own more than 5% of the Common Stock.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     No Applicable.



* Includes 1,069,441 shares held in trust as trustee for the RB Trust. Mr. Lewis disclaims beneficial ownership of these shares.


                               PAGE 7 OF 12 PAGES

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     The Filing Persons have filed this Amendment No. 1 to Schedule 13G as a group pursuant to Rule 13d-1(f). The identity of each member of the group is stated in Exhibit 1 attached hereto. The Filing Persons entered into a Joint Reporting Agreement dated February 13, 1997, pursuant to which they agreed to file one joint statement on behalf of all of them with respect to the subject matter of this Schedule 13G and any amendment thereto.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     Immediately following the filing of this Amendment No. 1 to Schedule 13G, the Filing Persons will no longer file as a group since RLH DPRC Partners, L.P., Riordan, Lewis & Haden and Mr. Haden hold less than 5 percent of Common Stock, and the Joint Reporting Agreement will be terminated pursuant to the Dissolution Agreement entered into by the Filing Persons dated February 17, 1998 which is attached as Exhibit 2 to this Amendment No. 1 to
     Schedule 13G. All further filings with respect to transactions in the Common Stock, if required, will be filed individually by each of the Filing Persons.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               PAGE 8 OF 12 PAGES

                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 17, 1998


                                        RLH DPRC, L.P.
                                        a California limited partnership

                                        By:  Riordan Lewis & Haden
                                             Its:  General Partner



                                             By:  /s/  J. Christopher Lewis
                                                --------------------------------
                                                  J. Christopher Lewis
                                                  General Partner


                                               /s/  J. Christopher Lewis
                                        ----------------------------------------
                                                    J. Christopher Lewis


                                               /s/  Patrick C. Haden
                                        ----------------------------------------
                                                    Patrick C. Haden


                               PAGE 9 OF 12 PAGES

                                 EXHIBIT INDEX
                                 -------------


                                                                    Sequentially
Exhibit                                                               Numbered
Number                         Description                              Page
-------                        -----------                          ------------
   1       Identification of Members of the Group . . . . . . . .         1

   2       Dissolution Agreement dated February 17, 1998  . . . .         2


                              PAGE 10 OF 12 PAGES